Code of Ethics

October 5, 2004

CODE OF ETHICS

Fiduciary Duty – Statement of Policy

The Firm is a fiduciary of its Clients and owes each Client an affirmative duty of good faith and full and fair disclosure of all material facts. This duty is particularly pertinent whenever the adviser is in a situation involving a conflict or potential conflict of interest. The Firm and all Employees must affirmatively exercise authority and responsibility for the benefit of Clients and may not participate in any activities that may conflict with the interests of Clients. In addition, we must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Clients. Accordingly, at all times, we must conduct our business with the following precepts in mind:

1.
Place the interests of Clients first. We may not cause a Client to take action, or not to take action, for our personal benefit rather than the benefit of the Client. For example, causing a Client to purchase a security owned by an Employee for the purpose of increasing the price of that security would be a violation of this Code.  Similarly, an Employee investing for himself in a security of limited availability that was appropriate for a Client without first considering that investment for such Client may violate this Code.

2.
Avoid taking inappropriate advantage of our position. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Firm could call into question the exercise of our independent judgment. Accordingly, we may accept such items only in accordance with the limitations in this Code.

3.
Conduct all personal securities transactions in compliance with this Code of Ethics. This includes all pre-clearance and reporting requirements and procedures regarding inside information and personal and proprietary trades. While the Firm encourages Employees and their families to develop personal investment programs, you must not take any action that could result in even the appearance of impropriety.

4.
Keep information confidential. Information concerning Client transactions or holdings may be material non-public information and Employees may not use knowledge of any such information to profit from the market effect of those transactions.

5.
Comply with the federal securities law and all other laws and regulations applicable to the Firm’s business. Make it your business to know what is required of the Firm as an investment adviser, and you as an Employee of the Firm, and integrate compliance into the performance of all duties.

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6.
Seek advice when in doubt about the propriety of any action or situation. Any questions concerning this Code of Ethics should be addressed to the Chief Compliance Officer, who is encouraged to consult with outside counsel, outside auditors or other professionals, as necessary.

The Policies and Procedures in this Manual implement these general fiduciary principles in the context of specific situations.

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Client Opportunities

Law and Policy

No Employee may cause or attempt to cause any Client to purchase, sell or hold any security for the purpose of creating any personal benefit for him or herself. Sections 206(1) and 206(2) of the Advisers Act generally prohibit the Firm from employing a “device, scheme or artifice” to defraud Clients or engaging in a “transaction, practice or course of business” that operates as a “fraud or deceit” on Clients. While these provisions speak of fraud, they have been construed very broadly by the SEC and used to regulate, through enforcement action, many types of adviser behavior that the SEC deems to be not in the best interest of Clients or inconsistent with fiduciary obligations. One such category of behavior is taking advantage of investment opportunities for personal gain that would be suitable for Clients.

Accordingly, an Employee may not take personal advantage of any opportunity properly belonging to the Firm or any Client. This principle applies primarily to the acquisition of securities of limited availability for an Employee’s own account that would be suitable and could be purchased for the account of a Client, or the disposition of securities from an Employee’s account prior to selling a position from the account of a Client.

On the other hand, in the case of trades in listed securities in broad and deep markets, where the Employees’ participation will not affect Client investment opportunities, Employees in certain situations may participate with Clients in aggregated or combined trades. Under certain limited circumstances, and only with the prior written approval of the Chief Compliance Officer, an Employee may participate in certain opportunities of limited availability that are deemed by the Chief Compliance Officer not to have an adverse affect on any Client. (See “Policies and Procedures on Portfolio Management and Trading,” below).

An Employee may not cause or attempt to cause any Client to purchase, sell, or hold any security for the purpose of creating any benefit to Firm accounts or to Employee accounts.

Procedures

Disclosure of Personal Interest. If an Employee believes that he or she (or a related account) stands to benefit materially from an investment decision for a Client that the Employee is recommending or making, the Employee must disclose that interest to the Chief Compliance Officer. The disclosure must be made before the investment decision and should be documented by the Chief Compliance Officer.

Restriction on Investment. Based on the information given, the Chief Compliance Officer will make a decision on whether or not to restrict an Employee’s participation in the investment decision. In making this determination, the Chief Compliance Officer will consider the following factors, among others: (i) whether any Client was legally and financially able to take advantage of this opportunity; (ii) whether any Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the opportunity is clearly not related economically to the securities to be purchased, sold or held by any Client.

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Record of Determination. A memorandum concerning the investment opportunity and the disposition of the approval request will be prepared promptly and maintained by the Chief Compliance Officer.

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Insider Trading

Law and Policy

In the course of business, the Firm and its Employees may have access to various types of material non-public information about issuers, securities or the potential effects of the Firm’s own investment and trading on the market for securities. The Firm forbids any Employee to trading, either personally or on behalf of others, including Clients, while in possession of material non-public information or to communicate material non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” The Firm’s insider trading prohibitions apply to all Employees and extend to activities within and outside their duties as traders, officers, directors or employees of the Firm.

The term “insider trading” is not defined in the federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or to communications of material non-public information to others.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

(a)	trading by an insider, while in possession of material non-public information;

(b)
trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated;

(c)	communicating material non-public information to others;

(d)	trading ahead of research reports prepared and/or used by the Firm; or

(e)	trading while in possession of material non-public information about the Firm’s trading.

Concerns about the misuse of material non-public information may arise in two ways:

First, the Firm may come into possession of material non-public information about another company, such as an issuer in which it is investing for Clients or in which its own personnel might be investing for their own accounts. As further set forth below, if it is determined that the Firm has material non-public information about an issuer, all investments in that issuer on behalf of Clients and by Firm personnel, in both equity and fixed income securities, will be prohibited.

Second, the Firm as an investment adviser, has material non-public information in relation to its own business. The SEC has stated that the term “material nonpublic information” may include

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information about an investment adviser’s securities recommendations and Client securities holding and transactions. It is the policy of the Firm that all such information is to be kept in strict confidence by those who receive it, and such information may be divulged only within the Firm and to those who have a need for it in connection with the performance of services to Clients. Despite this blanket prohibition, some trades in securities in which the Firm has also invested for Clients may be permitted because the fact that the Firm has made such investments may not be viewed as material information (e.g., trades in highly liquid securities with large market capitalization). The personal trading procedures set forth below establish circumstances under which such trades will be considered permissible or restricted and the procedures to follow in making such trades.

The elements of insider trading are discussed below.

Who is an Insider? The concept of “insider” is broad. It includes officers, directors and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, a person who advises or otherwise performs services for a company may become a temporary insider of that company. An Employee of the Firm, for example, could become a temporary insider to a company because of the Firm’s and/or Employee’s relationship to the company (e.g., by being a Firm analyst who studies the company or having contact with company executives). According to the U.S. Supreme Court, a company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider or temporary insider.

What is Material Information? Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a security. Information that Employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.

Material information does not have to relate to the Firm’s business. For example, in one case the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the date that reports on various companies would appear in the Wall Street Journal and whether those reports would be favorable or not.

What is Non-public Information? Information is non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the

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information is generally public. For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

What is Tipping? Tipping involves providing material non-public information to anyone who might be expected to trade while in possession of that information. An Employee may become a “tippee” by acquiring material non-public information from a tipper, which would then subject the Employee to the requirements of this Code of Ethics.

Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: civil injunctions; disgorgement of profits; fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and jail sentences.

Procedures

Identification and Prevention of Insider Information (Restricted List). If an Employee believes that he or she is in possession of information that is material and non-public, or has questions as to whether information is material and non-public, he or she should take the following steps:

•	Report the matter immediately to the Chief Compliance Officer, who shall document the matter.
•	Refrain from purchasing or selling the securities on behalf of himself or others.
•	Refrain from communicating the information inside or outside the Firm other than to the Chief Compliance Officer.

If the Chief Compliance Officer determines that an Employee is in possession of material nonpublic information he will place the security on the Restricted List. The Chief Compliance Officer will then notify all Employees that the Restricted List has been updated. All decisions about whether to place a security on, or take a security off, the Restricted List shall be made by the Chief Compliance Officer. Restrictions on such securities also extend to options, rights and warrants relating to such securities. When a security is placed on the Restricted List, all new trading activity of such security shall cease, unless approved in writing by the Chief Compliance Officer. A security shall be removed from the Restricted List if the Chief Compliance Officer determines that no insider trading issue remains with respect to such security (for example, if the information becomes public or no longer is material).

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Restricting Access to Material Non-public Information. Care should be taken so that such information is secure. For example, files containing material non-public information should be sealed, access to computer files containing material non-public information should be restricted, and relevant conversations should take place behind closed doors.

Detecting Insider Trading. To detect insider trading, the Chief Compliance Officer will review the trading activity reports of Employee accounts and the Firm accounts, and will advise Employees of the Insider Trading Policy and their obligations in connection therewith. It is also the responsibility of each Employee to notify the Chief Compliance Officer of any potential insider trading issues. The Chief Compliance Officer also will compare the trading activity reports with the confirmations and monthly account statements for any accounts which an Employee maintains at any other brokerage firms. The Chief Compliance Officer will investigate any instance of possible insider trading and fully document the results of any such investigation.. At a minimum, an investigation record should include: (i) the name of the security; (ii) the date the investigation commenced; (iii) an identification of the account(s) involved; and (iv) a summary of the investigation disposition.

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Personal Securities Transactions

Law and Policy

It is the policy of the Firm to encourage Employees and their families to develop personal investment programs focused on long-term investing. Such investments must be consistent with the mission of the Firm always to put Client interests first and with the requirements that the Firm and its officers, directors and Employees not trade on the basis of material non-public information concerning the Firm’s investment decisions for Clients or Client transactions or holdings.

SEC Rule 204A-1 under the Advisers Act requires that each registered investment adviser adopt, maintain and enforce a Code of Ethics that requires the adviser’s “access persons” to report their transactions and holdings periodically to the Chief Compliance Officer and requires the adviser to review these reports.

Under the SEC definition, the term “access person” includes any Firm Employee who has access to non-public information regarding Clients’ purchase or sale of securities, is involved in making securities recommendations to (or in the case of a discretionary manager like the Firm, investment decisions on behalf of) Clients or who has access to such recommendations that are non-public. It is the Firm policy that all officers, directors (other than independent directors) and Employees of the Firm are access persons (“Access Persons”) for purposes of these requirements.

Transaction Reporting Requirements. It is the policy of the Firm that all Access Persons must file initial and annual holdings reports and quarterly transaction reports with respect to all “reportable securities” with respect to which they have or acquire any “Beneficial Interest.” “Reportable Securities” include all securities except the following, which are deemed to present little opportunity for improper trading:

•	direct obligations of the Government of the United States;

•	money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments;

•	money market fund shares;

•
shares of other types of mutual funds, (although if the Firm in the future acts as the investment adviser for a registered fund, Access Person transactions in shares of such fund will become reportable); and

•	units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated mutual funds.

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Beneficial Interest includes direct or indirect control or power to make investment decisions and is presumed to cover accounts of immediate family members who share your household. (All such accounts are referred to as “Access Person Accounts.”) Beneficial Interest, and therefore “Access Person Accounts,” may also include accounts of others who share the same home as you, anyone to whose support you materially contribute and other accounts over which you exercise a controlling influence, but do not include accounts in which you have a Beneficial Interest if you provide the Chief Compliance Officer with written documentation showing that someone else has been granted investment discretion over the account. Reports need not be filed with respect to transactions effected pursuant to an automatic investment plan or in an account over which the Access Person has no direct or indirect influence or control.

Pre-clearance - Initial Public Offerings and Private Placements. Access Persons must obtain the written approval of the Chief Compliance Officer prior to investing in shares of initial public offerings or private placements. In addition, the Firm and its Access Persons may not invest in securities that are privately offered by an issuer that also has a class of publicly traded securities. In approving any such transaction, the Chief Compliance Officer must cite the reasons for such approval. Employees must furnish any prospectus, private placement memoranda, subscription documents and other materials about the investment as the Chief Compliance Officer may request.

Pre-clearance - Other Transactions. All transactions by Access Persons are subject to preclearance by the Chief Compliance Officer according to the procedures set forth below, except for transactions.

•	in securities that are exempt from transaction reporting requirements, as described above;

•
[transactions in publicly traded equity securities for fewer than the lesser of 500 shares or 1% of the average daily trading volume in the security over the preceding twelve months, provided that the Access Person does not know or have a reason to believe that the Firm may soon purchase or sell the security in an amount that would have a material effect on the market for the security.]

Prohibited Transactions. No Access Person may trade in any amount in any security subject to a restriction on trading issued by the Chief Compliance Officer under the Firm’s insider trading policies and procedures set forth in this Code of Ethics.

Duplicate Confirmations and Statements. Each Employee is responsible for making certain that the Chief Compliance Officer is notified as to the settlement details of each transaction, including date, price and name of executing bank, broker or dealer. All account statements will be reviewed monthly by the Chief Compliance Officer in order to monitor compliance with the Code of Ethics and all securities rules and regulations.

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Procedures

Duplicate Confirmation Statements. For any account opened or maintained at a brokerage firm or bank, the Employee shall be responsible for arranging that such firm send duplicate confirmation and periodic account statements directly to the Chief Compliance Officer. Each Employee is required to arrange with the banks, brokers or dealers to have monthly statements (if applicable), confirmations or notices of all such Employee's securities transactions sent to the following address:

Chief Compliance Officer
Aria Partners
11150 Santa Monica Blvd., Suite 700
Los Angeles, CA 90025

Initial and Annual Holdings Reports. Each Access Person of the Firm must disclose all securities in any Access Person Account on the Personal Securities Holdings Report (see Appendix 3) or any substitute acceptable to the Chief Compliance Officer. Each Employee must submit such form to the Chief Compliance Officer no later than 10 days after becoming an Access Person, and annually thereafter during the month of January. Each such report must be current as of a date no more than 45 days before the report is submitted.

Quarterly Trade Reporting Requirements. All Access Person Accounts will be subject to monitoring for compliance with all provisions of this Code of Ethics. The Chief Compliance Officer will review quarterly personal securities transaction reports. Each Access Person of the Firm shall submit to the Chief Compliance Officer within 30 days after the end of the quarter in which such transaction occurs a report of every transaction in reportable securities, as described above, in an Access Person Account. The report shall include the name of the security, date of the transaction, quantity, price and broker-dealer through which the transaction was effected. The requirement will generally be satisfied by the sending of duplicate confirmations of trades and monthly brokerage statements for all Access Person Accounts to the Chief Compliance Officer. If there are securities that do not appear on the confirmations or brokerage statements (e.g. a private placement approved by the Chief Compliance Officer), Employees must independently report such securities on the Quarterly Securities Transaction Report form provided as Appendix 4.

Pre-clearance. Each Employee who wishes to effect a securities transaction in an Employee Account in securities covered by the Code of Ethics, including or any initial public offering or private placement must first obtain written pre-clearance of the transaction from the Chief Compliance Officer. A decision on permissibility of the trade generally will be rendered by the end of the trading day on which the request is received. Pre-clearance will be effective for a [24 hour] period, unless otherwise specified.

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Review and Availability of Personal Trade Information. All information supplied under these procedures, including transaction and holdings reports (initial, monthly and annual reports), will be reviewed by the Chief Compliance Officer for compliance with the policies and procedures in this Code of Ethics. The Chief Compliance Officer shall review all trade confirmations promptly and shall review all monthly or quarterly statements and other trade reports filed during the month within 30 days. Such review shall:

•	address whether Employees followed internal procedures, such as pre-clearance;
•	compare Employee transactions to any restrictions in effect at the time of the trade;
•
assess whether the Employee is trading for his or her own account in the same securities he or she is trading for Clients, and if so, whether Clients are receiving terms as favorable as those of the Employee’s trades; and

•	periodically analyze the Employee’s trading for patterns that may indicate abuse.

The Chief Compliance Officer will document such review by initialing Employee statements or otherwise indicating the statements that have been reviewed.

Recordkeeping. The Chief Compliance Officer will maintain copies of:

•	this Code of Ethics;
•	records of violations and actions taken as a result of violations;
•	Employee acknowledgment of receipt of the Code of Ethics; and
•	all holdings and transaction reports as required under Rule 204-2(a)(13).

The Compliance Department is responsible for maintaining records in a manner to safeguard their confidentiality. Each Employee’s records will be accessible only to the Employee, the Chief Compliance Officer, senior officers and appropriate human resources personnel. Records will be maintained for five years. Each Employee is responsible for seeing that the records regarding his or her beneficial holdings and transactions in securities are correct. Periodically, each Employee may be asked to verify the records.

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Gifts, Entertainment and Contributions

Law and Policy

The giving or receiving of gifts or other items of value to or from persons doing business or seeking to do business with the Firm could call into question the independence of its judgment as a fiduciary of its Clients. Accordingly, it is the policy of the Firm to permit such conduct only on a limited basis and in accordance with the limitations stated herein.

Accepting Gifts and Entertainment. On occasion, because of an Employee’s position with the Firm, the Employee may be offered, or may receive, gifts or other forms of non-cash compensation from Clients, brokers, vendors, or other persons not affiliated with the Firm. Extraordinary or extravagant gifts are not permissible and must be declined or returned, absent approval by the Chief Compliance Officer. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $200 annually from a single giver), customary business lunches, dinners, entertainment at which both the Employee and the giver are present (e.g., sporting or cultural events), and promotional items (e.g., pens, mugs) with a value that does not exceed $200 may be accepted.

Giving Gifts and Providing Entertainment. Employees may not give any gift(s) with an aggregate value in excess of $200 per year to any person associated with a securities or financial organization, including exchanges, brokerage firms, or other investment management firms, to members of the news media, or to Clients or prospective Clients of the Firm. Employees may provide reasonable entertainment to persons associated with securities or financial organizations or Clients or prospective Clients provided that both the Employee and the recipient are present and there is a business purpose for the entertainment. It is anticipated that Employees will not entertain the same person more than four times per year or spend more than $200 per person on business meals on such occasions.

Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

Client Complaints. Employees may not make any payments or other account adjustments to Clients in order to resolve any type of complaint. All such matters must be handled by the Chief Compliance Officer.

Procedures

Prohibited Gifts. The giving or receiving of any gifts or entertainment to or from any one person with an aggregate value exceeding $200 must be reported to the Chief Compliance Officer. If an Employee receives or is offered, or wishes to provide, any such gift or entertainment, the Employee must seek the guidance of the Chief Compliance Officer to determine whether the Employee will be permitted to accept or keep, or to provide, the gift or entertainment.

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Year-End Review. Before the end of each calendar year, the Chief Compliance Officer should remind Employees of the Firm’s gifts and entertainment policies.

Monitoring of Expense Reports. The Chief Compliance Officer shall review all expense reports annually to monitor compliance with this policy.

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Outside Business Activities

Law and Policy

Our fiduciary duties to Clients dictates that the Firm and its Employees must devote their professional attention to Client interests, above their own or those of other organizations. Accordingly, Employees may not engage in any of the following outside business activities without the prior written consent of the Chief Compliance Officer:

•	Be engaged in any other business;

•	Be employed or compensated by any other person for business-related activities;

•	Serve as an employee of another organization;

•
Serve as general partner, managing member or similar capacity with limited or general partnerships, limited liability companies (LLCs) or other private funds (other than private funds managed by the Firm or its affiliates);

•
Engage in personal securities transactions to an extent that diverts an Employee’s attention from and impairs the performance of his or her duties in relation to the business of the Firm and its Clients;

•
Have any direct or indirect financial interest or investment in any dealer, broker or other current or prospective supplier of goods or services to the Firm from which the Employee might benefit or appear to benefit materially; or

•	Serve on the board of directors (or in any similar capacity) of another company.

Authorization for board service will normally require that the Firm or any Employee not hold or purchase any securities of the company on whose board the Employee/director sits.

Procedures

Before undertaking any of the activities listed above, the Employee must obtain written approval from the Chief Compliance Officer.

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Confidentiality

Law and Policy

Confidential Information

During the course of employment with the Firm, an Employee may be exposed to or acquire Confidential Information. “Confidential Information” is any and all non-public, confidential or proprietary information in any form concerning the Firm or its Clients including, without limitation, all information pertaining to business, finances, operations, structure, technology, trade secrets, current or prospective Clients, trading or investment positions or strategies performance record, programs, systems, objectives, products, product development, technology, services, marketing, computer software or hardware, data files, file layouts, databases, algorithms, research and development activities or plans, inventions, new products, current or prospective transactions or businesses, personnel and compensation information, compliance and operating policies and procedure manuals, financial statements or records or any other information received by the Firm from a third party to whom the Firm has an obligation of confidentiality. Confidential Information may be in any form in written, graphic, recorded, photographic or any machine-readable form or is orally conveyed to the Employee. No Employee will directly or indirectly use, disclose, copy, furnish or make accessible to anyone any Confidential Information and each Employee will carefully safeguard Confidential Information.

Confidential Information shall not include (i) any information which the Employee can prove by documentary evidence is generally and conveniently available to the public or industry other than as a result of a disclosure by the Employee, or (ii) any information that the Employee obtains from a third party who is not subject to a confidentiality agreement with the Firm and who did not obtain that information directly or indirectly from the Firm.

Each Employee agrees to inform the Firm promptly if he or she discovers that someone else is making or threatening to make unauthorized use or disclosure of Confidential Information.

Company Property. All originals and copies of Confidential Information are the sole property of the Firm. Upon the termination of employment for any reason, or upon the request of the Firm at any time, each Employee will promptly deliver all copies of such materials to the Firm.  During employment with the Firm and at all times thereafter, no Employee will remove or cause to be removed from the premises of the Firm any of the foregoing property, except in furtherance of his or her duties as an Employee of the Firm.

Inventions. Any copyrightable works, trade or secret marks, trade secrets, inventions, developments, discoveries, improvements and other matters that may be protected by intellectual property rights, that are the results of an Employee efforts during his or her employment (collectively, the “Work Product”), whether conceived or developed alone or with others, and whether or not conceived during the regular working hours of the Firm, shall be deemed works

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made for hire and therefore the property of the Firm. In the event that for whatever reason the Work Product shall not be deemed a work made for hire, each Employee agrees to execute any assignment documents the Firm may require confirming the Firm’s ownership of any of the Work Product. Each Employee also waives any and all moral rights with respect to any such works, including without limitation any and all rights of identification of authorship and/or rights of approval, restriction or limitations on use or subsequent modification. Each Employee will promptly disclose to the Firm any Work Product.

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